Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment to Registration Statement No. 002-41839 on Form N-1A of our report dated April 10, 2024 relating to the financial statements and financial highlights of Fidelity SAI U.S. Treasury Bond Index Fund and our report dated April 11, 2024, relating to the financial statements and financial highlights of Fidelity SAI Long-Term Treasury Bond Index Fund,  each a fund of Fidelity Salem Street Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Salem Street Trust for the year ended February 29, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
April 19, 2024